                                                                      Exhibit 99





                BRUSH WELLMAN REPORTS SECOND QUARTER 1998 RESULTS


FOR IMMEDIATE RELEASE
---------------------

         CLEVELAND, Ohio -- July 27, 1998 -- Brush Wellman Inc. (NYSE-BW) today reported a net loss for the second quarter 1998 of $13.1 million, or $0.80 per share, diluted. This compares with net income of $7.5 million and diluted earnings per share of $0.46 in the second quarter 1997. The second quarter 1998 loss primarily resulted from charges for asset write-downs and reserves totaling $15.6 million after taxes, with a per share impact of $0.95. The total pre-tax charge was $21.8 million. The asset write-downs reflect reductions in the carrying value of various assets relating to Alloy, Beryllium and Ceramic Products, including certain fixed assets, goodwill, and inventory. The reserves were taken principally in support of a plan to pursue a voluntary environmental remediation of a former manufacturing site under the State of Ohio's Voluntary Action Program. Absent these items, the Company achieved net income of $2.5 million and earnings of $0.15 per share, diluted.

         Sales during the second quarter 1998 totaled $103 million, down 9% from second quarter 1997 sales of $113 million. Second quarter sales declined in all major lines of business except Beryllium Products. The decreases in sales relative to the second quarter 1997 reflect principally three factors. First, Williams Advanced Materials Inc. (WAM), working with customers, began to switch them from gold-based to lower value precious and non-precious metal-based alloys for Vapor Deposition Products. This resulted in a significant reduction in revenue for WAM. However, the actual level of business at WAM, as measured by value-added sales, increased in the quarter. Williams Advanced Materials is a wholly-owned subsidiary of Brush Wellman Inc. In addition, exchange rates and lower copper prices contributed to the decline in revenues relative to the second quarter last year. Excluding these three factors, sales were approximately level with the second quarter 1997. However, compared with the first quarter of 1998, revenues declined due to the aforementioned mix shift at WAM as well as softness in Asian and U.S. electronics markets. This market softness grew progressively worse in the latter part of the quarter. In addition, sales of certain Alloy products continue to be constrained by production capacity limitations. Revenues had increased by 14% in the first quarter despite the impacts of the strong dollar and low copper prices.

         For the first half of 1998, Brush Wellman recorded a net loss of $6.9 million, or $0.42 per share, diluted. Absent the charges taken in the second quarter, the Company earned net income of $8.7 million and earnings per share, diluted, of $0.52 for the first half of 1998. This compares with net income of $14.0 million and earnings per share, diluted, of $0.86 in the first half of 1997.

         Sales for the first half 1998 were a record $217 million, a 2% increase from first half 1997 sales of $213 million, the previous record.

         Commenting on the results, Gordon Harnett, Chairman, President and Chief Executive Officer said, "The slowdown in Asian and U.S. electronics markets affected our revenues to a greater degree than expected, particularly in the latter part of the second quarter. In addition, throughout the quarter, capacity constraints and start-up issues on our alloy expansion inhibited our ability to meet customer demand for certain products and adversely impacted operating costs. Earnings also continue to be pressured by the strong dollar. Many of these factors are persisting into the third quarter. In addition, second quarter results were affected to a small degree by the strike at General Motors. This situation could have a more significant impact on future results if the strike continues."

         Regarding the asset write-downs, Mr. Harnett stated, "In reviewing our long-range plans, several issues became apparent. First, the installation of our major expansion and upgrading of our Alloy strip production facilities in Elmore, Ohio remains on schedule. As we bring this new production capacity on-line, many of the older manufacturing assets at the Elmore, Ohio facility will become obsolete. Second, upon review it became clear that the carrying values of certain assets relating to Beryllium Products and Ceramic Products could not be supported by current or projected cash flows, based on our latest long-range analysis. Third, the decision has been made to attempt to develop a parcel of land owned by a subsidiary of the Company under the

Ohio Voluntary Action Program. The asset write-downs and reserves relate principally to these three conclusions. The $21.8 million pre-tax charge taken in the second quarter represents the vast majority of the charges relating to these items. An additional $0.9 million pre-tax charge is expected to be taken in the second half. Thus for the year, the total pre-tax charge is expected to be $22.7 million.

         "These actions are consistent with our long-range strategic plan of improving our base businesses, expanding Alloy and building a microelectronics business. The asset write-downs do not suggest any plan or desire on the part of management to exit any of our current business units, rather, they reflect reduced expectations for growth in some products, and the obsolescence of some equipment which is being replaced by our new, state-of-the-art Alloy manufacturing facility."

         Any forward-looking statements in this announcement are based on current expectations. The Company's actual future performance may differ from that contemplated by the forward-looking statements as a result of a variety of factors including the continuing slow down in Asian and U.S. electronics markets, the General Motors strike, and other factors affecting the global economy, changes in product mix, the timely and successful completion of pending capital expansions, and exchange rates.

         Brush Wellman Inc., with headquarters in Cleveland, Ohio, is a manufacturer of engineered materials. The Company and its subsidiaries supply worldwide markets with Beryllium Products, Alloy Products, Ceramic Products, Precious Metal Products and Engineered Material Systems.


For further information, please contact:

Timothy J. Reid
Vice President Corporate Communications
Brush Wellman Inc.
17876 St. Clair Ave.
Cleveland, Ohio 44110
(216) 383-6835
http://www.brushwellman.com

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)


                                                                 SECOND QUARTER ENDED             FIRST HALF ENDED
                                                               JULY 3,         JUNE 27,         JULY 3,       JUNE 27,
(DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)       1998            1997             1998           1997
-----------------------------------------------------------------------------------------------------------------------

NET SALES                                                    $ 102,992       $ 113,374        $ 217,174      $ 213,062
     COST OF SALES                                              85,476          83,587          171,629        157,584
                                                           ------------    ------------    -------------   ------------
GROSS MARGIN                                                    17,516          29,787           45,545         55,478
     SELLING, ADMINISTRATIVE
      AND GENERAL EXPENSES                                      16,450          17,161           32,783         32,561
     RESEARCH AND DEVELOPMENT
      EXPENSES                                                   1,967           1,982            4,172          3,560
     OTHER-NET                                                  17,963              20           18,660           (504)
                                                           ------------    ------------    -------------   ------------
OPERATING PROFIT                                               (18,864)         10,624          (10,070)        19,861
     INTEREST EXPENSE                                              172              79              408            364
                                                           ------------    ------------    -------------   ------------
INCOME BEFORE INCOME TAXES                                     (19,036)         10,545          (10,478)        19,497

     INCOME TAXES                                               (5,952)          3,056           (3,556)         5,518
                                                           ------------    ------------    -------------   ------------

NET INCOME                                                   $ (13,084)        $ 7,489         $ (6,922)      $ 13,979
                                                           ============    ============    =============   ============

PER SHARE OF COMMON STOCK:    BASIC                            $ (0.80)         $ 0.46          $ (0.42)        $ 0.86

WEIGHTED AVERAGE NUMBER
     OF COMMON SHARES OUTSTANDING                           16,372,170      16,285,043       16,344,844     16,244,158


PER SHARE OF COMMON STOCK:    DILUTED                          $ (0.80)         $ 0.46          $ (0.42)        $ 0.86

WEIGHTED AVERAGE NUMBER
     OF COMMON SHARES OUTSTANDING                           16,372,170      16,582,135       16,344,844     16,477,099


CASH DIVIDENDS PER COMMON SHARE                                 $ 0.12          $ 0.11           $ 0.24         $ 0.22




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED BALANCE SHEETS


                                                                 JUL. 3,         DEC. 31,
(DOLLARS IN THOUSANDS)                                            1998             1997
-------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
   CASH AND CASH EQUIVALENTS                                        $747            $7,170
   ACCOUNTS RECEIVABLE                                            61,593            62,812
   INVENTORIES                                                    95,001            90,714
   PREPAID EXPENSES AND OTHER
     CURRENT ASSETS                                               17,577            18,215
                                                                ---------         --------
        TOTAL CURRENT ASSETS                                     174,918           178,911

OTHER ASSETS                                                      38,583            31,319

PROPERTY, PLANT AND EQUIPMENT                                    418,355           463,689
   LESS ALLOWANCES FOR DEPRECIATION,
     DEPLETION AND IMPAIRMENT                                    247,785           290,067
                                                                ---------         --------
                                                                 170,570           173,622

                                                                ---------         --------
                                                                $384,071          $383,852
                                                                =========         ========



LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   SHORT-TERM DEBT                                               $53,602           $28,877
   ACCOUNTS PAYABLE                                                8,979            13,519
   OTHER LIABILITIES AND ACCRUED
     ITEMS                                                        28,822            28,580
   DIVIDENDS PAYABLE                                                   0             1,967
   INCOME TAXES                                                     (928)            5,369
                                                                ---------         --------
        TOTAL CURRENT LIABILITIES                                 90,475            78,312

OTHER LONG-TERM LIABILITIES                                        6,786             8,200
RETIREMENT AND POST-EMPLOYMENT BENEFITS                           39,389            39,825
LONG-TERM DEBT                                                    17,905            17,905

DEFERRED INCOME TAXES                                              3,927             2,797

SHAREHOLDERS' EQUITY                                             225,589           236,813
                                                                ---------         --------
                                                                $384,071          $383,852
                                                                =========         ========





SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                               FIRST HALF ENDED
                                                                                          JULY 3,          JUNE 27,
(Dollars in thousands)                                                                     1998              1997
---------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                               ($6,922)           $13,979
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED FROM OPERATING ACTIVITIES:
  Depreciation, depletion and amortization                                                11,852              9,619
  Amortization of mine development                                                         1,937                  1
  Decrease (Increase) in accounts receivable                                                 (26)           (20,233)
  Decrease (Increase) in Inventory                                                        (4,784)             3,799
  Decrease (Increase) in prepaid and other current assets                                    246             (1,011)
  Increase (Decrease) in accounts payable and accrued expenses                            (3,754)             4,948
  Increase (Decrease) in interest and taxes payable                                       (6,230)              (286)
  Increase (Decrease) in deferred income tax                                               1,130                191
  Increase (Decrease) in other long-term liabilities                                      (1,790)             1,959
  Impairment of fixed assets and related intangibles                                      14,273                  -
  Other - net                                                                                708               (237)
                                                                                        ---------         ----------
                                 NET CASH PROVIDED FROM OPERATING ACTIVITIES               6,640             12,729


Cash Flows from Investing Activities:
  Payments for purchase of property, plant and equipment                                 (20,156)           (26,159)
  Payments for mine development                                                             (258)            (6,932)
  Proceeds from (Payments for) other investments                                         (12,070)               405
                                                                                        ---------         ----------
                     NET CASH USED IN INVESTING ACTIVITIES                                (32,484)           (32,686)

Cash Flows from Financing Activities:
  Proceeds from  issuance of short-term debt                                              27,236             11,367
  Repayment of short-term debt                                                            (1,652)               (93)
  Proceeds from  issuance of  long-term debt                                                   -                  -
  Repayment of  long-term debt                                                                 -               (160)
  Issuance of Common Stock under stock option plans                                        3,433                483
  Purchase of Common Stock for treasury                                                   (3,620)              (508)
  Payments of dividends                                                                   (5,893)            (3,562)
                                                                                        ---------         ----------
                   NET CASH PROVIDED FROM FINANCING ACTIVITIES                            19,504              7,527
Effects of Exchange Rate Changes                                                             (83)            (3,158)
                                                                                        ---------         ----------
                                       NET CHANGE IN CASH AND CASH EQUIVALENTS            (6,423)           (15,588)
                        CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                   7,170             31,749
                                                                                        ---------         ----------
                                  CASH AND CASH EQUIVALENTS AT END OF PERIOD                 747             16,161
                                                                                        =========         =========


See notes to consolidated financial statements.

Notes to Consolidated Financial Statements




NOTE A - ACCOUNTING POLICIES

In management's opinion, the accompanying consolidated financial statements contain all adjustments necessary to present fairly the financial position as of July 3, 1998 and December 31, 1997 and the results of operations for the three and six month periods ended July 3, 1998 and June 27, 1997.



NOTE B - INVENTORIES
                                                      JULY 3,               DEC. 31,
(DOLLARS IN THOUSANDS)                                 1998                  1997
------------------------------------------------------------------------------------

Principally average cost:
  Raw materials and supplies                          $21,231               $17,331
  In Process                                           57,595                58,666
  Finished                                             37,838                37,008
                                                     ---------             ---------
                                                      116,664               113,005

Excess of average cost over LIFO
   inventory value                                     21,663                22,291
                                                     ---------             ---------
                                                      $95,001               $90,714
                                                     =========             ========



NOTE C - COMPREHENSIVE INCOME

As of January 1, 1998, the Company adopted Statement 130, "Reporting Comprehensive Income". Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or shareholders' equity. Statement 130 requires certain items, including foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

For the second quarter 1998 and 1997, comprehensive income/(loss) amounted to ($13,330,601) and $8,508,685, respectively. Year to date 1998 and 1997 comprehensive income/(loss) amounted to ($7,568,532) and $14,016,973, respectively. The difference between net income/(loss) and comprehensive income/(loss) is the cumulative translation adjustment for the periods presented.

Notes to Consolidated Financial Statements


NOTE D - SPECIAL CHARGE

In the second quarter 1998, the Company recorded special charges totaling $21.8 million pre-tax and $15.6 million after-tax. The charge resulted primarily from write-downs of property, plant and equipment, inventory and goodwill, and increases to environmental reserves. Of the $21.8 million, $4.9 million was charged to Cost of sales and $16.9 million was charged to Other-net on the consolidated income statement for the second quarter 1998.

In analyzing the strategic plans for each of the Company's business units, management determined that the carrying value of certain assets within its Microelectronics and Metal Systems Groups were impaired based upon current cash flow projections. Property, plant and equipment and related intangibles with a carrying value of $19.6 million was written down by $14.3 million to its estimated fair market value. The fair market value was determined by a discounted cash flow analysis using the Company's estimated pre-tax weighted average cost of capital. The impaired assets may be held for future use. The $14.3 million impairment is included in Other-net on the consolidated income statement.

Depreciation charges were recorded for equipment that will be taken out of service with the completion of certain capital projects by December 31, 1998. This will also result in additional charges of $0.8 million to be recorded in the second half of 1998. Inventory write-downs and certain provisions were taken as a result of the reduced growth expectations and current market conditions.